Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lipella Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share, issuable upon conversion of Series B non-voting convertible preferred stock	457(c)	972,151(3)	$3.14(2)	$3,052,554.14	0.0001531	$467.35
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share, issuable upon conversion of Series C convertible preferred stock	457(c)	303,041(4)	$3.14(2)	$951,548.74	0.0001531	$145.69
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, issuable upon exercise of common stock purchase warrants	457(c)	97,216(5)	$3.14(2)	$305,258.24	0.0001531	$46.74
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$4,309,361.12	0.0001531	$659.78
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$659.78

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lipella Pharmaceuticals Inc. (the “Registrant”) that may become issuable to prevent dilution resulting from stock dividends, stock splits, stock combinations, recapitalization or other similar transactions with respect to the Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on January 2, 2025.

(3)	Represents shares of Common Stock issuable upon conversion of shares of Series B non-voting convertible preferred Stock, par value $0.0001 per share, issued by the Registrant to certain of the selling stockholders named in this registration statement.

(4)	Represents shares of Common Stock issuable upon conversion of shares of Series C voting convertible preferred stock, par value $0.0001 per share, issued by the Registrant to certain of the selling stockholders named in this registration statement.

(5)	Represents shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants, issued by the Registrant to certain of the selling stockholders named in this registration statement.